Consent of Independent Auditors



The Board of Directors and Shareholders
Aetna Variable Portfolios, Inc.:


We consent to the use of our report dated February 4, 2000 incorporated by reference herein on Form N-1A relating to Aetna Growth VP, Aetna International VP, Aetna Small Company VP, Aetna Value Opportunity VP, Aetna Real Estate Securities VP, Aetna High Yield VP, Aetna Index Plus Bond VP, Aetna Index Plus Large Cap VP, Aetna Index Plus Mid Cap VP and Aetna Index Plus Small Cap VP, and to the references to our firm under the headings "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                           /s/ KPMG LLP
                                               KPMG LLP

Hartford, Connecticut
April 25, 2000